Exhibit 99.1

REMARKS OF CARLOS P. NAUDON

PRESIDENT AND CHIEF EXECUTIVE OFFICER

PONCE FINANCIAL GROUP, INC. AND PONCE BANK

THE 2022 ANNUAL SHAREHOLDERS’ MEETING

PONCE FINANCIAL GROUP, INC.

May 25, 2022

Fellow stockholders, directors, officers and staff members:

I’d like to start by saying thank you for joining us today. Thank you for believing in us. Thank you for making possible the privilege of addressing you for the first time ever as the leader of our now fully public institution. And most of all, thank you for helping us celebrate the accomplishments of the past year.

Many highlights of 2021 are celebrated in our letter to shareholders in the Ponce Financial Group Annual Report which I sincerely hope you’ll take some time to read. Today I want to speak about something you can’t read in a set of financials. I want to talk about the heart of Ponce Financial Group. I want to speak to you about what gets us up in the morning. I want to talk about what I strongly believe lies at the core of our success. I want to talk about our origins . . . our roots . . . about what drives us, day in and day out. About our Mission.

Ponce Bank was born in the Bronx in 1960 at a time when this community, and New York City itself, was perceived to be in decline. Many people were fleeing our community at that time, and New York City as a whole, and the Bronx in particular, became symbols of urban blight, symbols that were difficult to shake.

Our founders however, had a vision. They had a vision about banking services, particularly about the type of banking services provided by a community focused bank like ours. Our founders believed that banking services would provide the fuel needed to stop this flight and to overcome the symbols of urban blight. They believed that these services could build a strong base of businesses and housing that would allow marginalized communities, and the under-served but highly deserving folks who lived there, to remain, to grow, and to thrive.

And our founders were right. Today it might seem obvious that this was the right choice, and it might be easy to think that the choice was not courageous. But it was! No other mutual savings institution has been created in New York City since Ponce was organized. Since that courageous decision, our urban centers, and especially New York City have become recognized as highly desirable places to live and to work. Businesses are born here every day. Creativity thrives here in abundance. And even now, after a painful pandemic that forever altered the way we work, the rebound in our real estate market to levels that exceed even the frothy heights from before the pandemic, proves once again, that people, given the choice of where they would like to live and work, chose to live and work here in New York City and the areas nearby. But in the 1960s this was far from obvious and never assured. Our founders carved a difficult path to success, and we have been rewarded for it. Yes, how truly visionary our founders were, and indeed, how courageous.

Over the past several years, as Ponce de Leon Federal Mutual Savings and Loan Association became Ponce Bank, and eventually the group of companies we know today as the Ponce Financial Group, we have grown tremendously. We have nearly tripled in asset size since 2015 when I joined the company full time. We have raised our capital to $300 million and are poised to reach half-a billion when we soon close on the ECIP financing round. Half a Billion dollars! With that capital we can sustain a bank of nearly $5 billion in assets. A bank that will continue to be rewarded for our vision, for our commitment to our people, and for our investment within the communities we were founded to serve over 60 years ago. Importantly, we have also grown tremendously in stature. We’ve strengthened our ability to influence those that make decisions that impact the well-being of our communities, and grown in our power to represent the interest of our communities.

During many of the decades since our founding, we toiled in relative obscurity, unseen by industry and government, but not unseen by our community. We were purposely building back a community that had suffered greatly but never gave up, and we were recognized for those efforts. While other institutions adopted high flying tactics that generated untold riches for a few, but did little for the many, we engaged in the sort of blocking and tackling that brought us steadily up the field. When others closed branches, we opened new ones and renovated old ones. When the mortgage market imploded in 2008, we emerged relatively unscathed because we invested in what we knew and what we could see would help our communities grow and thrive.

Today these efforts are regularly rewarded, both financially and through countless community recognitions, and we believe our moment has arrived.

During the pandemic, a few things became obvious. First, it became clear that our communities – communities of color, communities of immigrants, communities of workers, communities of dreamers – would be hit harder than most. Next, it became clear that a majority of financial institutions had neither the backbone, nor the incentive, to provide assistance to those that needed it most. We had both. We had both because we didn’t even have to break stride. We kept on doing what we had been doing all along and in doing so we got noticed. People rediscovered that banks like Ponce are an integral part of how a community works, and the programs and the funding have followed.

Since the onset of the pandemic, and the high-profile successes (and early failures) of the PPP program, a recognition of the role that CDFIs and MDIs like Ponce play throughout the financial system has been widely recognized and celebrated. As a result, several programs have emerged to support banks like ours. Banks chartered and committed to doing well, while always attempting to do good first and foremost. In addition to making (and profiting from) $260 million in PPP loans, many of which we extended to the smallest of businesses – taxi drivers, and hair stylists, street vendors and of course our beleaguered restauranteurs, we also are poised to take advantage of ECIP Capital Funds to the tune of $186 million or more. These funds are being awarded to CDFIs and MDIs that are willing to double down on their commitment to grass-roots community growth and equity. Community growth and equity suits us just fine. It’s what we were founded for.

Our CDFI and MDI status also make us eligible for a variety of programs consistent with our mission and which will accrue to our shareholder returns. Last year we received $1.8 million as part of the CDFI Rapid Response Program issued to blunt the impact of Covid-19 on our most vulnerable communities. We will request participation in the CDFI Small Dollar Loan Program (SDL) designed to divert the unbanked away from high-cost predatory lenders. Many programs have been around for years, and new programs are being developed as we speak. All the programs involve some form of capital, grants, or low-cost funds to support our mission. These programs are emerging as recognition grows of the power CDFI and MDI institutions like us wield, by surgically deploying capital to those who benefit from these funds the most.

Another example of our impact is that throughout the decades we have supported many customers to purchase a small, owner-occupied, multi-family building, and then partnered with them as they built true multi-generational wealth over the years as their holdings expanded. We have helped other customers experience the comfort afforded by owning a two-family home that also provides the security of regular rental income. What has always been evident is that the most reliable path towards financial success for members of our community is homeownership and real estate investment. We have always played an integral role financing these opportunities and we will continue to do so.

One critical area of support we had been unable to provide was for those taking that first step from renting to owning their single-family home. No more. Now we have solutions. In 2021 we acquired Mortgage World Bankers and with Mortgage World Bankers we are now able to offer a complete spectrum of financing options that service the aspirations of virtually all of our customers, regardless of where they are in their real estate investment journey.

This path toward home ownership strengthens the fabric of our community and we are #PonceProud of our role helping to develop stability, growth, and inter-generational wealth throughout the neighborhoods we serve.

As our MDI and CDFI community bank profile rises, we’re also having to get used to being in the spotlight. When our report for last quarter was issued, it cited a write-down of roughly $8 million in funds owed to us by our partner Grain Technologies. We use a Grain mobile app to originate microloans to people with little to no credit history, integrating them into the financial system and providing them with education, guidance, and an opportunity to build their credit profiles and gain a seat at the financial system table.

Many of these borrowers are young, many are immigrants, many have had little to no financial education. The value of providing microloans to these borrowers is recognized by the creation of the CDFI Small Dollar Loan Program. The U.S. Treasury has created the SDL program to underwrite efforts by banks such as Ponce to serve those that otherwise would go to high-cost alternatives such as pay-day lenders. Yet it is alarming that many point to this write-down as evidence that these communities, our communities, are somehow un-bankable.

Let me emphasize that these write-downs do not reflect shortcomings within these communities. Rather, the write-downs were caused primarily by targeted fraud committed by highly organized criminals during a widely publicized surge in digital fraud that took place throughout the pandemic, and continues today.

Let’s be clear. Everyone recognizes that fintechs are highly efficient at opening the doors of the financial system. We believe that our under-served but highly deserving communities can benefit from the innovation and efficiencies of fintechs. They are critical tools for extending and enhancing service and support to communities that most banks ignore. We look forward to finding other new and innovative ways to serve our communities and to profit from our leadership in this space.

Not in spite of our mission, but because of our mission, Ponce Financial Group begins 2022 in its strongest financial position ever. We stand poised to improve upon this by deploying significant reputational capital earned through the pandemic as well as financial capital made available through federal programs that recognize, and support, our mission to serve.

Combine this with the organic growth that has been the reward of executing both our traditional and innovative banking and marketing strategies and I stand before you proud and confident and looking forward to the coming year of enhanced opportunity. To borrow the namesake of another of our fintech partner products, we are prepared to Prosper, and to help others prosper. Our focus on affordable housing is yet another example of our helping others to prosper.

In closing, let me reiterate. As the Bank, and Ponce Financial Group, grew over the years, we never looked for comfort and ease. We looked for areas that needed work. We looked for communities that many would choose to ignore and in which we saw nothing but possibilities and opportunities. These communities tended to have two things in common. They tended to be full of immigrants and they were full of folks that dreamed of a better future for themselves and their families.

We understand these communities because they are us. Ponce Financial Group is full of immigrants and dreamers of better futures. We understand these communities because we also came from nothing, at a time when few thought much of us. That is why we will never leave this place, and why we will never stop helping those who followed their dreams here . . . to these shores, to this city, to these neighborhoods . . . our neighborhoods. As we like to say in our advertisements, we are IN this community, we are OF this community, and we are FOR this community.

Thank you very much for joining us here today.